Exhibit 99.3

FOXX MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Foxx’s financial condition and results of operations in conjunction with the section entitled “Selected Financial Data”, Foxx’s financial statements, and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Foxx’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement.

Overview

Established in Texas in 2017, Foxx Development Inc. is a technology innovation firm specializing in the communications sector. Since its establishment, Foxx has expanded its presence to include various locations throughout the United States, such as San Francisco, CA, Dallas, TX, Atlanta, GA, Los Angeles, CA, Miami, FL, and New York, NY. This expansion enables Foxx to provide sales, retail, distribution, and after-sales support services while simultaneously driving innovation through active research and development efforts aimed at pioneering new customization standards and services.

Foxx’s business model involves providing comprehensive hardware and software specifications to original design manufacturers. Once the products are developed, Foxx engages with third-party agencies to secure necessary testing and certifications, including Equipment Authorizations from the FCC and certifications from the Global Mobile Suppliers Association. Foxx currently offers a range of Foxx-branded products, including tablets, smartphones, and expects to launch wearables and other high-quality communication terminals. Foxx products are generally priced competitively after considering various factors such as product costs, research and development investments, regulatory compliance, testing expenses, and shipping costs. Foxx’s customers are primarily distributors who sell Foxx-branded products in the U.S. public channels and to major carriers in the United States such as T-Mobile, AT&T, and Verizon.

Foxx has generated most of its revenue from the sales of tablets and smartphones. Foxx expects to enter the U.S. IoT markets and potentially the private label Mobile Virtual Network Operator (“MVNO”) market, with the aim of growing into a key player both domestically and globally. Foxx has been preparing to enter these markets by adding additional features and providing related services that enable Foxx-branded devices to have IoT and MVNO capabilities.

Foxx manages inventory and meet market demand through our build-to-order business model. After customers place purchase orders in bulks with Foxx, we place purchase orders with suppliers to manufacture the products that meet customers’ products specifications and budget requirements. For the years ended March 31, 2024 and June 30, 2023 and for the nine months ended March 31, 2024, Foxx has relied on limited suppliers for the manufacturing of mobile phone and tablet products and on limited customers for the distribution of these products. We selectively concentrated our resources on our tablet and mobile phone products because such products held the strongest market potential and revenue generation capability at the time when remote work and online classes became more prevalent.

Beginning in 2023, Foxx adjusted its business strategy to avoid reliance on limited suppliers and customers and to diversify suppliers and customers to mitigate the concentration and reliance risk. Foxx has added new product models across each product line to target a broader range of customers. As of the date hereof, Foxx has reached out to a total of six customers to expand its operations in the market and expects to secure purchase orders from these new customers. At the same time, to meet the various product demands of current and prospective customers, Foxx has connected with suppliers who can provide manufacturing support when Foxx secures purchase orders from its customers. In addition, Foxx plans to further expand its product offerings and to launch an IoT platform to manage all end-products sold, and began setting up a service team for its business to business (B2B) model in the artificial IoT department. Through the efforts of expanding product offerings and reaching to broader customer base, Foxx will be able to move away from relying on limited customers and suppliers. As Foxx dedicated its resources to expansion, it experienced a significant decrease in the sales of tablet and mobile phone products during the nine months ended March 31, 2024 as compared to the same period in 2023: (i) new customers began orders in much smaller quantities as compared to its previous customer in order to build up a trustworthy relationship; (ii) similarly and relevantly, Foxx placed order with new suppliers in much smaller quantities to build up relationship and ensure the quality of the products; and (iii) new product models on both tablet and mobile phones order by new customers required approximately 6-9 months from development to mass production. In addition, on February 8, 2024, the U.S. Federal Communication Commission stopped accepting new enrollment in the Affordable Connectivity Program (ACP) and announced that the ACP will stop accepting new applications and enrollments on February 7, 2024, and will stop funding for enrolled customers starting on April 30, 2024. Temporarily impacted by such a change in ACP, most of Foxx’s new customers are cutting down their sales teams in anticipation of the reduced customer base, which affects the demand for Foxx’s products across all channels during the nine months ended March 31, 2024; and on the other hand, Foxx’s competitors have stockpiled their products during nine months ended March 31, 2024, due to severely declining sales and they have started lower their sale price on their products which affected the demand of Foxx’s products. However, Foxx may continue to target end-users who are eligible for the Lifeline Program, which is administered by the Universal Service Administrative Company (USAC) and receives funding from the Universal Service Fund, a government program that receives annual contributions from telecommunications companies or their customers. At the same time, because Foxx has initiated its strategic shifts to diversify its product offerings, Foxx expects to target customers who are interested in other mobile devices, tablets, and IoT products.

Key Factors that Affect Operating Results

We believe the key factors affecting Foxx’s financial condition and results of operations include the following:

Retention of Key Management Team Members

One of the key differentiating factors of Foxx is the rich blended nature of their management team. Foxx’s management team comprises executives with extensive experience in electronics industry with IoT services related experiences. The wide array of industry experience captured by their management team allows Foxx to deliver advanced technology and superior products its customers. Losing any member of their key executive team could significantly impact the quality of services that clients currently receive. Such departures may prompt customers to explore alternative products or IoT cloud platforms offered by different vendors or service providers.

Investment in technology and talent

Foxx invests significant resources in outsourcing partnerships and dedicates efforts to research and develop new products, solutions, agent platforms, and related services. This commitment is essential to uphold Foxx’s competitiveness in the industry, especially in the realm of IoT services. Advancing technology and enhancing capabilities are pivotal for enterprise growth, necessitating continual progress in electronic product technologies, novel services, and expanded capabilities.

To maintain and expand our customer base, Foxx must sustain a culture of innovation that aligns with the industry’s evolution. This entails continuously introducing cutting-edge technologies to the market. Our current focus in research and development revolves around bolstering comprehensive communication, storage, and energy solutions, as well as advancing 5G technology. This includes areas such as baseband development, Radio Frequency (RF) layout optimization, Session Initiation Protocol (SIP) integration, and rigorous system testing.

Our ability to expand our products and services and diversifying customer base

Currently, Foxx’s main revenue stream originates from the sale of tablets and mobile phones. As brand recognition and acceptance grow, Foxx anticipates a surge in user adoption of their wireless services and intelligence products. The company’s capacity to broaden its products portfolio, offer new services and attract a more diversified customer base could significantly influence its future operating results.

Results of Operations

Comparison for the nine months ended March 31, 2024 and 2023

	For the Nine Months Ended March 31,
	2024	2023	Change ($)	Change (%)
	(Unaudited)	(Unaudited)
Revenues	$1,346,663	$21,622,887	$(20,276,224)	(93.8)%
Cost of goods sold	1,286,762	20,514,107	(19,227,345)	(93.7)%
Gross profit	59,901	1,108,780	(1,048,879)	(94.6)%
Operating expenses
Selling expense	499,802	234,571	265,231	113.1%
General, and administrative expense	1,401,915	327,856	1,074,059	327.6%
Research and development – related party	45,584	242,080	(196,496)	(81.2)%
(Loss) income from operations	(1,887,400)	304,273	(2,191,673)	(720.3)%
Other expense, net	166,783	1,463	165,320	11,300.1%
Provision for income tax	19,828	26,159	(6,331)	(24.2)%
Net (loss) income	$(2,074,011)	$276,651	$(2,350,662)	(849.7)%

Revenues

Foxx’s revenue primarily derived from sales of electronic products. The total revenues decreased by approximately $20.3 million, or 93.8%, to approximately $1.3 million for the nine months ended March 31, 2024 as compared to approximately $21.6 million for the nine months ended March 31, 2023. The decrease of the total revenue was mainly attributable to Foxx’s change of business strategy as discussed in the aforementioned overview section. Foxx is steadily cultivating new business relationships with its customer base, anticipating a gradual increase in sales to align with its previous volume levels.

Foxx’s revenues from their revenue categories are summarized as follows:

	For the Nine Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
Tablet products	$657,800	$19,648,799
Mobile phone products	688,863	1,944,750
Other revenue	—	29,338
Total revenues	$1,346,663	$21,622,887

All revenue streams experienced a decrease primarily attributed to Foxx’s shift in business strategy as discussed in the aforementioned overview section. Revenue from the sales of tablets decreased by approximately $19.0 million, or 96.7%, to approximately $0.7 million for the nine months ended March 31, 2024 from approximately $19.6 million for the same period in 2023. Revenue from sales of phones decreased by approximately $1.3 million, or 64.6%, to approximately $0.7 million for the nine months ended March 31, 2024 from approximately $2.0 million for the same period in 2023. Revenue from others consisted with sales of rugged cases and freight and shipping insurance income. The sales of others decreased by approximately $29,000, or 100.0%, to $0 for the nine months ended March 31, 2024 from approximately $29,000 for the nine months ended March 31, 2023. The decrease in sales of other products was not significant to Foxx’s operations.

Cost of Goods Sold

Foxx’s cost of goods sold mainly consists of cost of merchandise and freight. Total cost of goods sold decreased by approximately $19.2 million, or 93.7%, to approximately $1.3 million for the nine months ended March 31, 2024 as compared to approximately $20.5 million for the nine months ended March 31, 2023. The decrease in cost of goods sold is a direct result of a decrease in revenue, consistent with Foxx’s change of business strategy as discussed above nine months ended March 31, 2024 as compared to the same period in 2023. Furthermore, Foxx successfully identified two new vendors offering lower unit prices for manufacturing our products, contributing to the decrease in the cost of goods sold.

Foxx’s cost of goods sold from their revenue categories are summarized as follows:

	For the Nine Months Ended
	March 31, 2024	March 31, 2023
	(Unaudited)	(Unaudited)
Tablet products	$482,608	$18,667,181
Mobile phone products	804,154	1,835,796
Other costs	—	11,130
Total cost of goods sold	$1,286,762	$20,514,107

Foxx’s cost of goods sold for tables decreased by approximately $18.2 million, or 97.4%, to approximately $0.5 million for the nine months ended March 31, 2024 from approximately $18.7 million for the same period in 2023. Cost of goods sold for mobile phone products decreased by approximately $1.0 million, or 56.2%, to approximately $0.8 million for the nine months ended March 31, 2024 from approximately $1.8 million for the same period in 2023. Other costs, including cost of rugged cases and freight in and shipping insurance costs, decreased by approximately $11,000, or 100.0%, to $0 for the nine months ended March 31, 2024 from approximately $11,000 for the nine months ended March 31, 2023.

Gross Profit

Foxx’s gross profit decreased by approximately $1.0 million, or 94.6%, to approximately $60,000 for the nine months ended March 31, 2024, from approximately $1.1 million for the nine months ended March 31, 2023.

Foxx’s gross profit from their major revenue categories is summarized as follows:

	For the Nine Months Ended March 31,
	2024	2023	Change	Change (%)
	(Unaudited)	(Unaudited)
Tablet products
Gross profit	$175,192	$981,618	$(806,426)	(82.2)%
Gross profit percentage	26.6%	5.0%	21.6%

Mobile phone products
Gross profit	$(115,291)	$108,954	$(224,245)	(205.8)%
Gross profit percentage	(16.7)%	5.6%	(22.3)%

Other
Gross profit	—	18,208	(18,208)	(100.0)%
Gross profit percentage	—	62.1%	(62.1)%

Total
Gross profit	$59,901	$1,108,780	$(1,048,879)	(94.6)%
Gross profit percentage	4.4%	5.1%	(0.7)%

For the nine months ended March 31, 2024 and 2023, overall gross profit percentage was 4.4% and 5.1%, respectively. The decrease in gross profit percentage of 0.7% was primarily due to Foxx generating a negative profit from the sale of mobile phone products, which happened during the three months ended March 31, 2024 when Foxx’s vendor had a delay in delivery the mobile phone products. Foxx was willing to sell the goods to customer at a discounted price to minimize the risk of its customer cancelling existing orders, and to retain the customer relationship since the Company just started to make sales to its new customers.

Gross profit percentage of tablets improved from 5.0% to 26.6% from the nine months ended March 31, 2023 to the same period in 2024. This was primarily due to Foxx’s change of business strategy as discussed above, which lead to the increase in the unit selling price of electronic products, and the decrease in the unit purchase price of the purchasing goods.

Gross profit percentage of mobile phones decreased from 5.6% to (16.7)% from the nine months ended March 31, 2023 to the same period in 2024. This was primarily due to Foxx was willing to sell the products at a discounted price to its customer when there was a delay in delivery from its vendor to minimize the risk of its customer cancelling existing orders.

Operating Expenses

Total operating expenses increased by approximately $1.1 million, or 142.0%, to approximately $1.9 million for the nine months ended March 31, 2024 from approximately $0.8 million for the nine months ended March 31, 2023.

Foxx’s operating expenses are summarized as follows:

	For the Nine months Ended March 31,
	2024	2023	Change ($)	Change (%)
	(Unaudited)	(Unaudited)
Operating expenses
Selling expenses	$499,802	$234,571	$265,231	113.1%
General and administrative expense	1,401,915	327,856	1,074,059	327.6%
Total selling, general and administrative expenses	1,901,717	562,427	1,339,290	238.1%
Research and development – related party	45,584	242,080	(196,496)	(81.2)%
Total operating expense	$1,947,301	$804,507	$1,142,794	142.0%

The increase in operating expense was mainly attributed to the following:

Selling, General and Administrative Expenses

Total selling, general and administrative (“SG&A”) expenses increased, approximately $1.3 million, or 238.1%, to approximately $1.9 million for the nine months ended March 31, 2024 from approximately $0.6 million for the nine months ended March 31, 2023. The increased selling expenses was mainly attributable to approximately $150,000 increase in consulting fees, approximately $52,000 increase in advertising and marketing expense, and approximately $60,000 increase in sampling, testing and certification expenses, which all directly related with change in business strategy where Foxx begun to boost the brand awareness, adding new product models, and to attract more business opportunities in the electronic devices market during the nine months ended March 31, 2024. The increased general and administrative expense were mainly attributable to the approximately $0.5 million increase in non-capitalized initial public offering related expense on audit and accounting fees, approximately $0.4 million increase in salary and wages due to Foxx had eight new hires during the nine months ended March 31, 2024, approximately $0.2 million increase in other general and administrative miscellaneous expenses, such as rent expense and office expense due to increased expense in operation of business. Foxx anticipates a continued rise in its SG&A as it persists in executing its business expansion plan and integrating IoT-enabled devices alongside its cloud platform to streamline operations in 2024.

Research and Development — related party

Research and development (“R&D”) expenses decreased by approximately $0.2 million where the decrease was primarily due to the progression of the R&D project slowed down in the nine months ended March 31, 2024 as compared to the nine months ended March 31, 2023. During the nine months ended March 31, 2023, the related party had completed the development of 4G project and Foxx incurred a R&D expense of approximately $242,000. During the nine months ended March 31, 2024, the related party completed 20% of the remaining 5G development project from the R&D agreement and Foxx recognized a R&D expense approximately of $45,000 accordingly based the progression of the R&D project. Foxx expects its R&D expenses will continue to go up as Foxx will need to development its IoT and MVNO capabilities products and to finish its development of its 5G products in 2024.

Other expense, net

Our other expense, net is summarized as follows:

	For the Nine months Ended March 31,
	2024	2023	Change	Change (%)
	(Unaudited)	(Unaudited)
Other (expense) income
Interest expense	$(169,778)	$(1,463)	$(168,315)	11,504.8%
Other income	2,995	—	2,995	100.0%
Total other expense, net	$(166,783)	$(1,463)	$(165,320)	11,300.1%

Total other expense, net increased by approximately $165,000, or 11,300.1%, to approximately $166,000 for the nine months ended March 31, 2024, from approximately $1,000 for the nine months ended March 31, 2023. The increase was primarily due to Foxx accruing interest expenses related to three convertible promissory notes issued in June 2023, November 2023, and March 2024.

Provision for income taxes

The provision for income taxes decreased by approximately $6,000 from approximately $26,000 for the nine months ended March 31, 2023 to approximately $20,000 for the nine months ended March 31, 2024. The decrease was due to Foxx had operating income during the nine months ended March 31, 2023 while Foxx had operating loss during the nine months ended March 31, 2024. Foxx had provision for income taxes of approximately $20,000 resulted from timing difference between calendar year on income tax return in 2022 and fiscal year of operation of June 30, for which those operating losses incurred from January 2023 to June 2023 cannot be carried back. At the same time, Foxx had provided 100% allowance on its deferred tax assets on net operating losses for the nine months ended March 31, 2024

Net (Loss) Income

Net income decreased by approximately $2.4 million, or 849.7%, to approximately $2.1 million of net loss for the nine months ended March 31, 2024, from approximately $0.3 million net income for the nine months ended March 31, 2023. Such change was mainly due to the reasons discussed above.

Comparison For the years ended June 30, 2023 and 2022

	For the Years Ended June 30,
	2023	2022	Change ($)	Change (%)
Revenues	$21,622,887	$12,894,181	$8,728,706	67.7%
Cost of goods sold	20,514,107	12,439,604	8,074,503	64.9%
Gross profit	1,108,780	454,577	654,203	143.9%
Operating expenses
Selling, general, and administrative expense	750,473	422,954	327,519	77.4%
Research and development expense – related party	272,080	—	272,080	100.0%
Income from operations	86,227	31,623	54,604	172.7%
Other income (expense), net	(13,799)	114,600	(128,399)	(112.0)%
Income before income taxes	72,428	146,223	(73,795)	(50.5)%
Provision for income tax	14,237	1,605	12,632	787.0%
Net income	$58,191	$144,618	$(86,427)	(59.8)%

Revenues

Foxx’s revenue primarily derived from sales of electronic products. Revenues increased by approximately $8.7 million, or 67.7%, to approximately $21.6 million for the year ended June 30, 2023 as compared to approximately $12.9 million for the year ended June 30, 2022. The increase of the total revenue was mainly attributable to the increase of orders from Foxx’s customer which was resulted from the awareness of their brand.

Foxx’s revenues from their revenue categories are summarized as follows:

	For the Years Ended
	June 30, 2023	June 30, 2022
Tablet products	$19,648,799	$11,592,843
Mobile phone products	1,944,750	1,278,000
Other revenues	29,338	23,338
Total revenues	$21,622,887	$12,894,181

All three types of revenues increased mainly due to the increase of orders from Foxx’s customers. This uptick was driven by heightened brand awareness throughout the year ended June 30, 2023, compared to the preceding year ending June 30, 2022. Revenues from the sales of tablets increased by approximately $8.0 million, or 69.5%, from approximately $11.6 million for the year ended June 30, 2022 to approximately $19.6 million for the year ended June 30, 2023. Revenues from sales of mobile phones increased by approximately $0.6 million, or 52.2%, from approximately $1.3 million for the year ended June 30, 2022 to approximately $1.9 million for the year ended June 30, 2023. Other revenues, including sales of rugged cases and freight and shipping insurance income, increased by approximately $6,000, or 25.7%, from approximately $23,000 for the year ended June 30, 2022 to approximately $29,000 for the year ended June 30, 2023.

Cost of Goods Sold

Foxx’s cost of goods sold mainly consists of cost of electronic products and freight in costs. Total cost of goods sold increased by approximately $8.1 million, or 64.9%, to approximately $20.5 million for the year ended June 30, 2023 as compared to approximately $12.4 million for the year ended June 30, 2022. The increase in cost of revenues is a direct result of an increase in revenue, although with cost of goods sold increasing at a rate lower than that of sales.

Foxx’s cost of goods sold from their revenue categories are summarized as follows:

	For the Years Ended
	June 30, 2023	June 30, 2022
Tablet products	$18,667,181	$11,186,228
Mobile phone products	1,835,796	1,236,240
Other costs	11,130	17,136
Total cost of goods sold	$20,514,107	$12,439,604

Cost of goods sold for tablets increased by approximately $7.5 million, or 66.9%, from approximately $11.2 million for the year ended June 30, 2022 to approximately $18.7 million for the year ended June 30, 2023. Cost of goods sold for phones increased by approximately $0.6 million, or 48.5%, from approximately $1.2 million for the year ended June 30, 2022 to approximately $1.8 million for the year ended June 30, 2023. Other costs, including cost of rugged cases and freight in and shipping insurance costs, decreased by approximately $6,000, or 35.0%, from approximately $17,000 for the year ended June 30, 2022 to approximately $11,000 for the year ended June 30, 2023.

Gross Profit

Gross profit increased by approximately $0.6 million, or 143.9%, to approximately $1.1 million for the year ended June 30, 2023 from approximately $0.5 million for the year ended June 30, 2022.

Foxx’s gross profit from their major revenue categories is summarized as follows:

	For the Years Ended June 30,
	2023	2022	Change	Change (%)
	(Unaudited)	(Unaudited)
Tablet products
Gross profit	$981,618	$406,615	$575,003	141.4%
Gross profit percentage	5.0%	3.5%	1.5%

Mobile phone products
Gross profit	$108,954	$41,760	$67,194	160.9%
Gross profit percentage	5.6%	3.3%	2.3%

Other costs
Gross profit	$18,208	$6,202	$12,006	193.6%
Gross profit percentage	62.1%	26.6%	35.5%

Total
Gross profit	$1,108,780	$454,577	$654,203	143.9%
Gross profit percentage	5.1%	3.5%	1.6%

For the years ended June 30, 2023 and 2022, overall gross profit percentage was 5.1% and 3.5%, respectively. The increase in gross profit percentage of 1.6% was primarily due to the lower unit purchase costs on electronic products and the increase in purchase volume.

Gross profit percentage of tablets improved from 3.5% to 5.0% from the year ended June 30, 2022 to 2023. This was primarily due to the increased orders of tablets in fiscal year ended June 2023 as compared to the same period in 2022 for which Foxx’s vendor was able to lower the unit purchase price of the tablets.

Gross profit percentage of mobile phones improved from 3.3% to 5.6% from the year ended June 30, 2022 to 2023. This was primarily due to the increased orders of mobile phones in fiscal year ended June 2023 as compared to the same period in 2022 for which Foxx’s vendor was able to lower the unit purchase price of the mobile phones.

Gross profit percentage of other products improved from 26.6% to 62.1% from the year ended June 30, 2022 to 2023. This was primarily due to increased orders of rugged cases related to increased orders of the electronic products for which Foxx’s venders was able to lower the unit purchase price of the rugged cases. Other products were insignificant to Foxx’s operation.

Operating Expenses

Total operating expenses increased by approximately $0.6 million, or 141.8%, to approximately $1.0 million for the year ended June 30, 2023 from approximately $0.4 million for the year ended June 30, 2022.

	For the Years Ended June 30,
	2023	2022	Change ($)	Change (%)
Operating expenses
Selling, general and administrative expenses	$750,473	$422,954	$327,519	77.4%
Research and development – related party	272,080	—	272,080	100.0%
Total Operating expense	$1,022,553	$422,954	$599,599	141.8%

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses increased by approximately $0.3 million, or 77.4%, to approximately $0.7 million for the year ended June 30, 2023 from approximately $0.4 million for the year ended June 30, 2022. The increase was mainly attributable to the approximately $0.2 million increased in marketing fees to a marketing consultant, which is in line with Foxx’s increased sales during the year ended June 30, 2023, as compared to the same period in 2022. The increase also attributable to the approximately $0.1 million increased in other general and administrative expenses, such as depreciation expenses, professional fees, insurance expenses and office expense as Foxx expanded its business. Foxx expects its SG&A expenses continue to go up as Foxx is continuing its business expansion plan and to integrating its IoT-enabled devices and its cloud platform streamlines operations in 2024.

Research and Development Expenses — related party

Research and development expenses increased by approximately $0.3 million as Foxx hired one of its related party vendors to assist Foxx to develop its 4G products. Foxx expects its R&D expenses will continue to go up as Foxx will need to development its IoT and MVNO capabilities products and to begin its development of its 5G products in 2024.

Other income (expense), net

Our other income (expense), net is summarized as follows:

	For the Years Ended June 30,
	2023	2022	Change	Change (%)
Other (expense) income
Interest expense	$(9,277)	$—	$(9,277)	(100.0)%
Other expense, net	(4,522)	—	(4,522)	(100.0)%
Gain on forgiveness of Paycheck Protect Program (“PPP”) loan	—	114,600	(114,600)	(100.0)%
Total other (expense) income, net	$(13,799)	$114,600	$(128,399)	(112.0)%

Total other (expense) income, net decreased by approximately $0.1 million, or 112.0% to approximately $14,000 of expense for the year ended June 30, 2023 from approximately $0.1 million of income for the year ended June 30, 2022. The decrease was primarily attributable to recognition $0.1 million gain on forgiveness of PPP loan during the year ended June 30, 2022 and Foxx did not has such gain during the same period in 2023. Interest expense increased by approximately $9,000 resulted from the addition of automobile loan and the convertible promissory note.

Provision for income taxes

Provision for income taxes was approximately $14,000 during the year ended June 30, 2023, compared to approximately $1,600 for the year ended June 30, 2022. The increase of approximately $13,000, or 787.0%, was primarily due to the increased of taxable income during the year ended June 30, 2023 as compared to the same period in 2022.

Net Income

Net income decreased by approximately $0.1 million, or 59.8%, to approximately $59,000 for the year ended June 30, 2023, from approximately $145,000 for the year ended June 30, 2022. Such change was mainly due to the reasons as discussed above.

Liquidity and Capital Resources

In assessing liquidity, Foxx monitors and analyses cash on-hand and operating and capital expenditure commitments. Foxx’s liquidity needs are to meet working capital requirements, operating expenses, and capital expenditure obligations. Debt financing in the form of convertible promissory note and cash generated from operations have been utilized to finance working capital requirements.

As of March 31, 2024, Foxx had cash and cash equivalents of approximately $0.3 million, accumulated deficit and working capital deficit were approximately $9.7 million and $3.0 million, respectively. During the nine months ended March 31, 2024, Foxx had net loss of approximately $2.1 million and net operating cash outflow of approximately $4.3 million.

If Foxx is unable to generate sufficient funds to finance the working capital requirements within the normal operating cycle of a twelve-month period from the date of the financial statements are issued, Foxx may have to consider supplementing its available sources of funds through the following sources:

•        Other available sources of financing from the banks and other financial institutions or private lender;

•        Financial support and credit guarantee commitments from Foxx’s related parties; and

•        Equity financing.

As such, Foxx’s management has determined that the factors discussed above have raised substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued. The financial statements have been prepared assuming that Foxx will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

The following summarizes the key components of cash flows for the nine months ended March 31, 2024 and 2023, and for the years ended June 30, 2023 and 2022.

	For the Nine months Ended March 31
	2024	2023
	(Unaudited)	(Unaudited)
Net cash (used in) provided by operating activities	$(4,250,712)	$200,242
Net cash used in investing activities	(7,064)	(66,899)
Net cash provided by (used in) financing activities	2,687,679	(154,815)
Net change in cash and cash equivalents	$(1,570,097)	$(21,472)
	For the Years Ended June 30,
	2023	2022
Net cash provided by (used in) operating activities	$30,176	$(287,047)
Net cash (used in) investing activities	(66,899)	—
Net cash provided by financing activities	1,839,830	279,000
Net change in cash and cash equivalents	$1,803,107	$8,047

Operating activities

Net cash used in operating activities was approximately $4.3 million for the nine months ended March 31, 2024 and was primarily attributable to (i) approximately $2.1 million net loss, (ii) approximately $0.2 million increase in accounts receivable due to Foxx began to provide credit term to its new customers, (iii) approximately $1.7 million increased in prepayment and other current assets due to Foxx engaged with new vendors which required purchase deposits, (iv) approximately $0.7 million increased in inventories due to Foxx changed its business strategy where it rented warehouse in the U.S. to store its inventories, (v) approximately $19,000 in repayment of other payable to a related party in connection with their consulting fees, (vi) approximately $19,000 in payment of operating lease liability, and (vii) approximately $16,000 decreased in income taxes payable. The cash outflow was offset by (viii) non-cash expenses of approximately $50,000, which includes depreciation, amortization of operating right-of-use asset, (ix) approximately $0.1 million increased in customer deposits and (x) approximately $0.3 million increased in other payables and accrued liabilities.

Net cash provided by operating activities was approximately $0.2 million for the nine months ended March 31, 2023 and was primarily attributable to (i) approximately $0.2 million net income, (ii) approximately $0.6 million decreased in prepayment and other current assets, which is directly related to Foxx increased sales volume and complete the sale transaction that allowed Foxx to utilize the prepayment to vendors on the sale transaction, (iii) approximately $27,000 increased in income taxes payables. The cash inflow was offset by (iv) approximately $0.6 million decrease in customer deposit due to Foxx fulfilled its sale orders and recognized revenue from existing contract liabilities.

Net cash provided by operating activities was approximately $30,000 for the year ended June 30, 2023 and was primarily attributable to (i) approximately $0.1 million net income, (ii) approximately $0.6 million decreased in prepayment and other current assets as Foxx has utilized its prepaid purchase orders during the period. The inflow was offset by (iii) approximately $0.6 million decreased in customer deposit as Foxx has fulfilled more of its sales orders during the period and (iv) approximately $0.1 million decreased in accounts payable to a related party as Foxx made full repayment to its related party vendor.

Net cash used in operating activities was approximately $0.3 million for the year ended June 30, 2022 and was primarily attributable to (i) approximately $0.1 million gain on forgiveness of PPP loan, (ii) approximately $0.6 million increased in prepayment and other current assets as Foxx has prepaid for more of its purchase orders during the period to secure it inventories purchases, (iii) approximately $0.3 million decreased in accounts payable to a related party as Foxx has made its vendor payment timely, (iv) offset by approximately $0.1 million net income and (vi) $0.6 million increased in customer deposit due to the increased orders that Foxx has not fulfilled as of June 30, 2022.

Investing activities

Net cash used in investing activities was approximately $7,000 for the nine months ended March 31, 2024 attributable to the purchase of office equipment and furniture.

Net cash used in investing activities was approximately $0.1 million for the nine months ended March 31, 2023 attributable to purchase of an automobile for Foxx’s business uses.

Net cash used in investing activities was approximately $0.1 million for the year ended June 30, 2023 attributable to purchase of an automobile for Foxx’s business uses.

There were no net cash used in investing activities for the year ended June 30, 2022.

Financing activities

Net cash provided by financing activities was approximately $2.7 million for the nine months ended March 31, 2024 mainly attributable to $3.0 million proceeds from issuance of convertible promissory notes to New Bay Capital Limited in November 2023 and March 2024, offset by approximately $0.2 million in payments of deferred offering costs, the repayment of related party loans of approximately $0.1 million, and the principal payments of long-term loan of approximately $11,000.

Net cash used in investing activities was approximately $0.2 million for the nine months ended March 31, 2023 attributable to the repayment of related party loans.

Net cash provided by financing activities was approximately $1.8 million for the year ended June 30, 2023 was primarily attributable to $2.0 million proceeds from convertible promissory note offset by the repayment of related party loans of approximately 0.2 million.

Net cash provided by financing activities was approximately $0.3 million for the year ended June 30, 2022 primarily attributable to approximately $0.2 million proceeds from short-term loans, and $40,000 proceeds of capital contribution from Foxx’s existing shareholders.

Off-Balance Sheet Arrangements

As of March 31, 2024, Foxx has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on Foxx’s financial condition, changes in Foxx’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to Foxx’s members.

Critical Accounting Estimate

The financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires Foxx to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Foxx has identified certain accounting estimates that are critical to the preparation of financial statements. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Foxx believes that the critical accounting estimates, assumptions, and judgments that have the most significant impact on Foxx’s consolidated financial statements are described below.

Income Taxes

Foxx records deferred tax assets and liabilities based on the net tax effects of tax credits, operating loss carryforwards, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes compared to the amounts used for income tax purposes. Foxx regularly reviews its deferred tax assets for recoverability with consideration for such factors as historical losses, projected future taxable income, and the expected timing of the reversals of existing temporary differences. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes the deferred tax assets, based largely on the history of tax losses, warrant a full valuation allowance based on the weight of available negative evidence. As of March 31, 2024, June 30, 2023 and 2022, Foxx had recognized $6,546, $5,075 and $433 deferred tax assets, net of valuation allowance $1,679,012, $1,172,171 and $1,178,221, respectively.